EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

                  AGREEMENT DATED AS OF THE 15TH DAY OF JUNE, 2000 (THE "AGREEMENT"), AMONG STAFF LEASING, INC., A FLORIDA CORPORATION (THE "COMPANY") AND MICHAEL PHIPPEN (THE "EXECUTIVE").

                               W I T N E S S E T H

                  WHEREAS, the Company wishes to have Executive provide services to the Company for the period provided in this Agreement and Executive wishes to provide services to the Company for such period, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, during the period (the "Employment Period") commencing on July 1, 2000 and ending on the second anniversary thereof (the "Anniversary Date") or, if earlier, the Date of Termination (as defined in Section 4 below). Commencing on the Anniversary Date, the Employment Period shall be extended for successive one-year periods (each, a "Renewal Period"), unless a notice not to extend the Employment Period shall have been given by either party hereto to the other not later than [90] days preceding the commencement of a Renewal Period or unless the Date of Termination shall have previously occurred. Unless the context requires otherwise, the Employment Period shall for all purposes of this Agreement be deemed to include any Renewal Period.

                   2. DUTIES AND RESPONSIBILITIES.

                   (a) During the Employment Period, Executive shall devote his entire employment time, attention and best efforts to the business of the Company, and shall use Executive's best efforts to perform faithfully and efficiently Executive's duties and responsibilities as set forth below. Executive shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

                   (b) Executive hereby agrees to serve, upon the terms and conditions herein contained, as Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors of the Company (the "Board"). The Company shall use

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its best efforts to cause Executive to be a member of the Board during the entire Employment Period and to such end shall include the Executive in the management slate for nomination of directors at each annual stockholders meeting at which the Executive's term as a member of the Board would otherwise expire. Executive shall have those powers and perform such services and duties for the Company consistent wit his position as Chief Executive Officer, which shall include, without limitation, the power of supervision and control over and responsibility for the general management and operation of the Company. Executive's duties hereunder shall be performed at such place or places as the interests, needs businesses or opportunities of the Company shall require.

                   3. COMPENSATION DURING THE EMPLOYMENT PERIOD.

                   (a) BASE SALARY. During the Employment Period, Executive shall be paid an annual base salary ("BASE SALARY"), in cash, of $400,000, which shall be reviewed no less frequently than annually, with adjustments as provided by the Company in its sole discretion. The Base Salary shall be payable in accordance with the Company's regular payroll practices.

                   (b) ANNUAL BONUS. During the Employment Period, the Executive shall be eligible to receive for each fiscal year of the Company an annual bonus ("Annual Bonus") pursuant to any incentive compensation plan of the Company, the amount thereunder to be determined based upon satisfaction of certain criteria prescribed by the Compensation Committee of the Board (the "Compensation Committee"); PROVIDED, that Executive's target Annual Bonus shall be an amount equal to 75% of Base Salary. The Annual Bonus for any fiscal year shall be payable at such time and in such manner as determined by the Compensation Committee after consultation with the Executive.

                   (c) STOCK OPTIONS. In consideration of Executive's entering into and agreeing to be bound by the provisions of this Agreement, including, without limitation, the terms and conditions of Section 6, Executive is hereby granted pursuant to the Company's 1997 Stock Incentive Plan (i) an option (the "Basic Option") to purchase 250,000 shares of common stock of the Company (the "Shares"), and (ii) an option (the "Additional Option") to purchase 150,000 Shares. Each of the Basic Option and the Additional Option shall have a ten-year term and an exercise price per Share equal to the average of the closing price per Share on the NASDAQ National Market for the five (5) consecutive business days ending immediately prior to the date of this Agreement. The Basic Option will vest over a three year period as follows: one third (1/3) of the Shares underlying the Basic Option shall vest on the first anniversary of the date of this Agreement, and the remaining two-thirds (2/3) of such Shares shall vest in equal monthly installments over the twenty-four (24) months following the first anniversary of the date of this Agreement. 50,000 of the Shares underlying the Additional Option

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shall vest in equal monthly installments over the thirty-six (36) months following the First Trigger Date; 50,000 of the Shares underlying the Additional Option shall vest in equal monthly installments over the thirty-six (36) months following the Second Trigger Date; and the remaining 50,000 of the Shares underlying the Additional Option shall vest in equal monthly installments over the thirty-six (36) months following the Third Trigger Date, when and if the First Trigger Date, Second Trigger Date and Third Trigger Date occur, respectively. For purposes of this Agreement, (i) the "First Trigger Date" is the date on which the closing price per Share on the NASDAQ National Market exceeds $10 for thirty (30) consecutive business days, (ii) the "Second Trigger Date" is the date on which the closing price per Share on the NASDAQ National Market exceeds $15 for thirty (30) consecutive business days, and (iii) the "Third Trigger Date" is the date on which the closing price per Share on the NASDAQ National Market exceeds $20 for thirty (30) consecutive business days. In the event of a "Change in Control" (as defined in the Change in Control Severance Agreement, dated as of the date hereof, between the Company and the Executive (the "CIC Agreement")), (i) the Basic Option shall become fully vested and immediately exercisable, and (ii) the Earned Shares underlying the Additional Option shall become fully vested and immediately exercisable. For purposes of this Agreement, each tranche of 50,000 Shares underlying the Additional Option shall be deemed to be "Earned Shares" when the First Trigger Date, Second Trigger Date and/or Third Trigger Date, respectively, has occurred. Except as otherwise provided in this Section 3(c), the Basic Option and the Additional Option shall be subject to the terms and conditions of the Company's 1997 Stock Incentive Plan.

                   (1) RETIREMENT, SAVINGS, WELFARE AND FRINGE BENEFIT PLANS. During the Employment Period, Executive shall be eligible to participate in such retirement, savings, welfare, fringe and other employee benefit plans, practices, policies and programs, applicable generally to employees and/or senior executives of the Company, as the Company may maintain from time to time (including, without limitation, medical, dental, life, accident and disability insurance coverages, profit-sharing plans, and a monthly car allowance).

                   (d) VACATION. During the Employment Period, Executive shall be entitled to take four (4) weeks' vacation in accordance with Company policies as in effect from time to time.

                   (e) REIMBURSEMENT OF EXPENSES. During the Employment Period, the Company shall reimburse Executive in accordance with Company policies for all expenses reasonably and actually incurred by Executive in the performance of Executive's duties hereunder.

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                   (f) RELOCATION EXPENSES. The Company shall promptly pay or reimburse the Executive for the reasonable costs and expenses incurred by the Executive in connection with the sale of one home and transportation of household goods (including Executive's boat) to Florida, in addition to reasonable and customary brokerage and closing costs associated with purchasing a new home in Florida, with respect to the relocation of the Executive and his family in connection with his rendering services hereunder. In addition, the Company shall provide Executive with a temporary living allowance (not to exceed $5,000 per month) for a maximum of six (6) months.

                   4. TERMINATION OF EMPLOYMENT DURING THE EMPLOYMENT PERIOD.

                   (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death. The Company may terminate Executive's employment for Disability. For purposes of this Agreement, "DISABILITY" shall mean the failure of Executive due to mental or physical illness to substantially perform his duties on a full-time basis for a period of more than six (6) consecutive months, or for shorter non-consecutive periods aggregating more than six (6) months in any consecutive twelve (12) month period.

                   (b) CAUSE. The Company may terminate Executive's employment for Cause. For purposes of this Agreement, "CAUSE" shall mean:

                   (i) the willful and continued failure by Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness); or

                   (ii) gross negligence or willful misconduct by Executive in the execution of Executive's professional duties; or

                   (iii) conviction of Executive of, or a plea by Executive of NOLO CONTENDERE to, a felony; or

                   (1) a material breach by Executive of this Agreement or of an employment policy of the Company; or

                   (v) any misuse, misappropriation or embezzlement by Executive of funds or property belonging to the Company or any of its affiliates; or

                   (vi) use of alcohol or drugs which either interferes with the performance of Executive's duties hereunder or compromises the integrity and reputation of the Company, its affiliates, their employees or their investments.

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                   (c) OTHER THAN FOR CAUSE. The Company may terminate
Executive's employment other than for Cause or Disability.

                   (d) NOTICE OF TERMINATION. Any termination of the Executive's employment (other than due to Executive's death) shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the intended termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Disability shall not waive any right of the Company to assert such fact or circumstance in enforcing the Company's rights hereunder.

                   (e) DATE OF TERMINATION. "DATE OF TERMINATION" means (i) if Executive's employment is terminated by the Company, the date specified in the Notice of Termination, (ii) if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death, and (iii) if Executive's employment is terminated as a result of the Company's or Executive's decision not to extend the Employment Period, the Date of Termination shall be the Anniversary Date or, if later, the last day of the then current Renewal Period

                   5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Following any termination of Executive's employment hereunder, in addition to any benefits described below in this Section 5, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the employee benefit plans and programs of the Company at the time such payments are due.

                   (a) DEATH; DISABILITY; OTHER THAN FOR CAUSE. If Executive's employment is terminated due to Executive's death, or by the Company for Disability or other than for Cause (including Executive's resignation at the request of the Board), then, subject to the effectiveness of Executive's execution of a general release of claims against the Company in form and substance satisfactory to the Company:

                  (i) the Company shall continue to pay to Executive (or the Executive's legal representative or estate, as applicable) an amount equal to one year's Base Salary; provided, that the Company may at its discretion pay the aggregate of such amount in a lump sum within 30 days following Executive's termination of employment; and


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                  (ii) if the Date of Termination occurs on or prior to the
         Anniversary Date, the Company shall pay to Executive (or the Executive's legal representative or estate, as applicable) an amount equal to the target Annual Bonus for the fiscal year in which the Date of Termination occurs, at the time at which bonuses for such fiscal year are actually paid to the Company's senior executives; provided, that the Company may at its discretion pay the aggregate of such amount in a lump sum within 30 days following Executive's termination of employment. For the avoidance of doubt, no payments shall be made under this clause (ii) if the Date of Termination occurs after the Anniversary Date; and

                  (iii) the Company shall, for a period of six (6) months, continue to provide Executive (and/or Executive's family) with employee benefits substantially equivalent to those that would have been provided to them in accordance with Section 3(d) had Executive's employment not been terminated.

Notwithstanding the foregoing, the amounts and benefits under this Section 5(a) shall be payable or provided to Executive (and Executive's family) only so long as Executive complies with all of Executive's obligations under Section 6.

                   (b) CAUSE. If, during the Employment Period, Executive's employment with the Company is terminated by the Company for Cause, this Agreement shall terminate without further additional obligations to Executive under this Agreement.

                   (c) DEATH AFTER TERMINATION. In the event of Executive's death during the period Executive is receiving payments pursuant to Section 5 hereof, Executive's designated beneficiary shall be entitled to receive the balance of the payments under this Agreement; or in the event there is no designated beneficiary, the remaining payments shall be made to Executive's estate.

                   6. CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS.

                   (a) In the course of involvement in the Company's activities or otherwise, Executive has obtained and may obtain confidential information concerning the Company's businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters, and those of third parties. Such information ("CONFIDENTIAL INFORMATION") may have been or be provided in written form or orally. All such Confidential Information has been and will be provided subject to Executive's continuing obligation to use and protect the Confidential Information. In order to induce, and in consideration of, the provision to Executive of Confidential Information, as a condition to its continued receipt by

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Executive, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, Executive undertakes to use Confidential Information, whenever provided, in accordance with any restrictions placed by the Company on its use or disclosure. Without limiting the foregoing, except as authorized by the Company or as required by law, Executive may disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, only to a person who is then a director, officer, employee attorney or agent of the Company and who, in Executive's reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business the Company. The foregoing obligations will survive, and remain binding and enforceable notwithstanding the expiration of the Employment Period, any termination of Executive's employment or any settlement of the financial rights and obligations arising from Executive's employment.

                   (b) In view of Executive's importance to the Company, the parties agree that the Company would likely suffer significant harm from Executive's competing with the Company during the Executive's employment and for some period of time thereafter. Accordingly, Executive agrees that Executive will not, during the Employment Period and for a period (the "APPLICABLE PERIOD") ending on the expiration of the second anniversary following the Date of Termination: (x) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (y) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially similar to any activity in which Executive was engaged, in whole or in part, (ii) for which Executive had direct or indirect managerial or supervisory responsibility at the Company or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by Executive in Executive's activities with the Company, at any time during the one-year period immediately prior to Executive's Date of Termination, and irrespective of whether the activity in either case was in furtherance of advisory, agency, proprietary or fiduciary business of either the Company or the Competitive Enterprise. For purposes of this Agreement, a "COMPETITIVE ENTERPRISE" is any business in any jurisdiction where the Company or any of its affiliates carried on business at any time during the 12 months prior to the Date of Termination and in which the Executive worked that competes with the business of the Company or any of its affiliates and with which the Executive was involved during the 12 months prior to the Date of Termination.


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                   (c) NONSOLICITATION OF EMPLOYEES. During the Employment
Period, and for the Applicable Period thereafter, Executive agrees that Executive will not, in any manner, directly or indirectly, solicit any person who is an employee of the Company and is employed either (a) as a director or in a managerial or in any skilled or technical capacity or (b) who is in possession of Confidential Information and with whom the Executive had business dealings in the course of Executive's employment during the 12 months prior to the Date of Termination, to apply for or accept employment with any Competitive Enterprise. The term "SOLICIT" as used in this paragraph means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any employee of the Company to take or refrain from taking any action.

                   (d) NONSOLICITATION OF CLIENTS. During the Employment Period and for the Applicable Period thereafter, Executive agrees that Executive will not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting or by any other means, either directly or indirectly, any client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive's employment with the Company to transact business with a Competitive Enterprise or reduce or refrain from doing any business with the Company, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any such client. The term "SOLICIT" as used in this paragraph means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any client or prospective client to take or refrain from taking any action.

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                   7. INJUNCTIVE RELIEF; SUBMISSION TO JURISDICTION.

                   (a) Executive acknowledges that a violation on Executive's part of any of the covenants contained in Section 6 hereof would cause immeasurable and irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, and notwithstanding the provisions of Section 7(b), Executive agrees that the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 6 shall hereof is void or constitutes an unreasonable restriction against Executive, the provisions of such Section 6 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

                   (b) Subject to the provisions of Section 7(a), Executive and the Company hereby irrevocably submit to the exclusive jurisdiction of the courts of Florida over any suit, action or proceeding arising out of or relating to this Agreement. Nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this paragraph. The agreement of the parties to this forum is independent of the law that may be applied in the action, and the parties agree to this forum even if the forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. Subject to the provisions of Section 7(a), the parties undertake not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 7(b). The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the parties.

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                   8. REPRESENTATIONS; WORK PRODUCT.

                  (a) Executive represents, warrants and covenants that: (i) Executive has the full right, title and authority to enter into this Agreement and perform Executive's obligations hereunder; (ii) Executive has not granted, nor will grant, any right, do any act or enter into any agreement or understanding whatsoever which may or will prevent, impair or hinder the full performance of Executive's obligations hereunder; and (iii) Executive shall not do any act, fail to do any act or make any statement whatsoever which may or will impair, impugn, denigrate, disparage or negatively reflect upon the name, reputation or business interests of the Company.

                   (b) The Company represents, warrants and covenants that: (i) it has the full right, title and authority to enter into this Agreement and perform its obligations hereunder; and (ii) it shall not disparage Executive.

                   (c) Executive acknowledges and agrees that any and all plans, concepts, ideas, materials and similar work product made or developed by Executive in connection with the rendering of Executive's services while employed by the Company(collectively, the "MATERIAL") shall be disclosed to the Company and all intellectual property rights in such designs or works shall rest absolutely in the Company, which shall be entitled, as far as the law permits, to the exclusive use thereof and shall, at all times, be and remain solely and exclusively the property of such entity or entities for such entity's or entities' exploitation in any manner or media as it may deem appropriate throughout the world and in perpetuity. Notwithstanding the above, Executive hereby assigns and shall at any time assign to the Company, all rights to the Material, including without limitation, all copyrights and renewals and extensions thereof. The Company and such assignees shall have the right in its or their sole discretion to edit, delete from and/or rearrange the Material and any recordings thereof and to exploit the Material at any time or times by any means the Company or such assignees may deem desirable.

                   9. SUCCESSORS.

                   (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

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                   (b) This Agreement shall inure to the benefit of and be
binding upon the Company, its successors and assigns.

                   (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                   10. OTHER SEVERANCE BENEFITS. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance (but not pension) plans, programs, contracts or arrangements of the Company or its respective affiliates, excluding for this purpose the CIC Agreement; PROVIDED, that any amounts payable under this Agreement shall be offset by any amounts payable under the CIC Agreement.

                   11. WITHHOLDING. All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign income and employment taxes.

                   12. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows: if to Executive, at Executive's last known address in the records of the Company; if to the Company, at the Company's principal executive offices.

                   13. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

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                   14. ENTIRE AGREEMENT; AMENDMENT.

                   (a) This Agreement and the CIC Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

                   (b) No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

                   15. GOVERNING LAW. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.

                   16. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

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                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                     STAFF LEASING, INC.


                                       By: /s/ ELLIOT B. ROSS
                                           -------------------------------------
                                           Name:  Elliot B. Ross
                                           Title: Chairman of the Board


                                           /s/ MICHAEL PHIPPEN
                                           -------------------------------------
                                           [Executive]